Exhibit 99

CONTACT: REGIS CORPORATION:
Mark Fosland – Senior Vice President, Finance
952-806-1707
Andy Larew – Director, Finance-Investor Relations
952-806-1425

For Immediate Release

REGIS COMPLETES SALE OF OWNERSHIP IN PROVALLIANCE

MINNEAPOLIS, October 2, 2012 — Regis Corporation (NYSE:RGS), the global leader in the $160 billion hair care industry, today announced the completion of the sale of its ownership interest in Provalliance for 80 million EUR. “The sale of Provalliance, along with our previously announced agreement to sell Hair Club for Men and Women, represents significant progress in our evaluation of non-core assets. We remain focused on our goals of improving the guest experience in our salons and enhancing shareholder value,” said Dan Hanrahan, President and Chief Executive Officer. On April 13, 2012, the Company announced the signing of a definitive agreement to sell its ownership interest in Provalliance to the Provost family.

About Regis Corporation

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in beauty salons, hair restoration centers and cosmetology education. As of October 1, 2012, the Company owned, franchised or held ownership interests in approximately 10,000 worldwide locations. Regis’ corporate and franchised locations operate under concepts such as Supercuts, Sassoon Salon, Regis Salons, MasterCuts, SmartStyle, Cost Cutters, Cool Cuts 4 Kids and Hair Club for Men and Women. Regis maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan. For additional information about the company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link: http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

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